EXECUTION VERSION

Exhibit 10.41(b)

MYLAN INC.

AMENDMENT TO 401(k) RESTORATION PLAN

In accordance with a resolution duly adopted by the Board of Directors of Mylan Inc., a Pennsylvania corporation (the “Company”), the transactions consummated pursuant to the Business Transfer Agreement and Plan of Merger, dated as of July 13, 2014, by and among Abbott Laboratories, an Illinois corporation, the Company and the other parties thereto, as such agreement may be amended from time to time, shall not constitute a Change in Control for any purpose of the Mylan Inc. 401(k) Restoration Plan (the “Plan”). All other provisions of the Plan, as amended by the foregoing, shall remain in full force and effect notwithstanding the adoption of this amendment.

IN WITNESS WHEREOF, the Company has executed this amendment as of the date indicated below.

MYLAN INC.,
by
/s/ Robert J. Coury
Name: Robert J. Coury
Title: Executive Chairman
Date: November 4, 2014

[Signature Page to 401(k) Restoration Plan Amendment]